Exhibit 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 (No. 333-33848) of Trism, Inc. of our report dated March 3, 2000 relating to the financial statements and financial statement schedule, which appears in this Form 10-K. We also consent to the references to us under the headings "Experts" in such Registration Statement.

PricewaterhouseCoopers LLP,

/s/ Pricewaterhouse Coopers LLP

Atlanta, Georgia
May 1, 2001